As filed with the Securities and Exchange Commission on July 22, 2010

Registration No. 333-166443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0023731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Co-Registrants

(see next page)

2930 W. Sam Houston Pkwy. N., Suite 300

Houston, Texas 77043

(713) 849-9911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jesse E. Neyman

Executive Vice President, Finance and Strategic Planning

2930 W. Sam Houston Pkwy. N., Suite 300

Houston, Texas 77043

(713) 849-9911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

W. Mark Young

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Table of Co-Registrants

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Flotek International, Inc.	Delaware	2890	27-2091474
Petrovalve, Inc.	Delaware	2890	76-0513130
Teledrift Company	Delaware	2890	26-1869123
Flotek Industries FZE	Jebel Ali Free Zone	2890	None
CESI Chemical, Inc.	Oklahoma	2890	73-1591850
CESI Manufacturing, LLC	Oklahoma	2890	98-0372943
Padko International Incorporated	Oklahoma	2890	73-1443489
Sooner Energy Services, LLC	Oklahoma	2890	73-1501526
Flotek Ecuador Investments, LLC	Texas	2890	27-2091569
Flotek Ecuador Management, LLC	Texas	2890	27-2091663
Flotek Paymaster, Inc.	Texas	2890	30-0094158
Material Translogistics, Inc.	Texas	2890	73-1605226
Turbeco, Inc.	Texas	2890	76-0228889
USA Petrovalve, Inc.	Texas	2890	76-0448098

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2010

Prospectus

FLOTEK INDUSTRIES, INC.

8,287,326 Shares of Common Stock

$36,004,000 Convertible Senior Secured Notes due 2028

This prospectus relates to the resale of 8,287,326 shares of the common stock, par value $0.0001 per share, and $36,004,000 aggregate principal amount of 5.25% Convertible Senior Secured Notes due 2028 (the “notes”) of Flotek Industries, Inc. that may be offered and sold from time to time by the selling securityholders named in this prospectus.

The notes will mature on February 15, 2028. Interest is payable on February 15 and August 15 of each year, beginning August 15, 2010. Contingent interest is also payable during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on February 15, 2013, if the trading price of a note is above a specified level during specified periods, as described in this prospectus.

Holders may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) if the last reported sale price of our common stock reaches a specified threshold over a specified time period; (2) if the trading price of the notes is below a specified threshold for a specified time period; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this prospectus. Holders may also convert their notes at their option at any time beginning on January 15, 2028, and ending at the close of business on the second business day immediately preceding the maturity date. The conversion rate is 43.9560 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $22.75 per share), subject to adjustment. Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock determined as set forth in this prospectus, or (2) a combination of cash and shares of common stock, if any, as described herein.

In addition, following certain corporate transactions that also constitute a fundamental change (as defined in this prospectus), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.

On or after February 15, 2013, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest) to, but not including, the redemption date.

Subject to certain conditions described in this prospectus, holders may require us to purchase all or a portion of their notes on each of February 15, 2013, February 15, 2018 and February 15, 2023. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest) to, but excluding, the purchase date.

The notes are our senior obligations and are secured by second-priority liens on all collateral that secures our obligations from time to time under our new secured credit facility. Initially, this collateral includes substantially all of our and our existing and future restricted subsidiaries’ assets. The liens securing the notes are contractually subordinated to the first-priority liens securing the new secured credit facility. Our obligations under the notes are jointly and severally, fully and unconditionally guaranteed on a senior secured basis by all of our existing and future restricted subsidiaries that own any collateral or guarantee indebtedness under any of our credit facilities, including our new secured credit facility. The notes are effectively subordinated to all liabilities of our subsidiaries that are not guarantors.

The selling securityholders and their permitted transferees may offer and sell the shares of common stock from time to time at market prices, in negotiated transactions or otherwise. The selling securityholders and their permitted transferees may offer and sell the notes from time to time at a stated, fixed price of 100% of the principal amount of the notes plus accrued and unpaid interest. If and when the notes are listed on a national securities exchange or quoted on an automated quotation system, the selling securityholders may offer and sell the notes at prevailing market prices or privately negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. The selling securityholders may sell the securities directly or through underwriters, brokers or dealers. The selling securityholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. See “Plan of Distribution” on page 47 for more information on this topic.

Our common stock is listed on the New York Stock Exchange under the symbol “FTK.” On July 21, 2010, the closing sale price of our common stock on the New York Stock Exchange was $1.14 per share. The notes are not listed for trading on any national securities exchange.

We currently have two effective registration statements on Form S-3 (File No. 333-161552 and File No. 333-166442) relating to the resale of our shares of common stock by various selling stockholders, pursuant to which, to the best of our knowledge, an aggregate of 14,993,588 shares of common stock remain available for resale.

Investing in our securities involves risks, including those contained or incorporated by reference herein as described under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling securityholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making offers to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Flotek,” “we,” “us,” and “our” mean Flotek Industries, Inc. and its wholly owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the resale by the selling securityholders of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.flotekind.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 31, 2010, as amended by Amendment No. 1 to such report, as filed with the SEC on April 30, 2010, as further amended by Amendment No. 2 to such report, as filed with the SEC on May 21, 2010;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 21, 2010;

•	our current reports on Form 8-K, as filed with the SEC on January 4, 2010, April 6, 2010, May 5, 2010, May 14, 2010, May 21, 2010, July 13, 2010 and July 14, 2010; and

•	the description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A (File No. 001-13270) filed under Section 12(b) of the Exchange Act.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until any offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy. N, Suite 300

Houston, Texas 77043

(713) 849-9911

Attn: Investor Relations

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 3. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.

Our Business

We are a diversified global supplier of drilling and production related products and services to the oil and gas industry. Our core focus is oilfield specialty chemicals and logistics, downhole drilling tools and downhole production tools. Our business is organized into three strategic business units or segments: Chemicals and Logistics, Drilling Products and Artificial Lift. Each segment offers various products and services and requires different technology and marketing strategies. All three segments market products domestically and internationally.

Chemicals and Logistics

The chemical business offers a full spectrum of oil field and gas field specialty chemicals used for drilling, cementing, stimulation, and production designed to maximize recovery from both new and mature fields. Our specialty chemicals are key to the success of this business segment. Our specialty chemicals have enhanced performance characteristics and are manufactured to withstand a wide range of downhole pressures, temperatures and other well-specific conditions. We operate two laboratories, a technical services laboratory and a research and development laboratory, which focus on design, development and testing of new chemical formulations and enhancement of existing products, often in cooperation with our customers.

Our CESI branded micro-emulsions are patented (US & foreign) and are therefore unique in the oil and gas market. Micro-emulsions are stable mixtures of oil, water and surface active agents, forming a complex nano-fluid in which the molecules are organized (or assembled) into nanostructures. The combination of solvent, surface active agents and structure provide better well treatment results than the use of solvent and surface active agents alone. CESI’s micro-emulsions are composed of renewable plant derived cleaning ingredients and oils and are biodegradable. Some of the micro-emulsions have received approval for use in the North Sea, meeting some of the most stringent oil field environmental standards in the world. CESI’s micro-emulsions have documented operational and financial benefit in both low permeability sand and shale reservoirs.

Our logistics business designs, project manages and operates automated bulk material handling and loading facilities for oilfield service companies. These bulk facilities handle oilfield products, including sand and other materials for well-fracturing operations, dry cement and additives for oil and gas well cementing, and supplies and materials used in oilfield operations, which we blend to customer specification.

Drilling Products

We are a leading provider of downhole drilling tools used in the oilfield, mining, water-well and industrial drilling sectors. We manufacture, sell, rent and inspect specialized equipment for use in drilling, completion, production and workover activities. Through internal growth and acquisitions, we have increased the size and breadth of our rental tool inventory and geographic scope of operations so that we now conduct tool rental operations throughout the United States and in select international markets. Our rental tools include stabilizers, drill collars, reamers, wipers, jars, shock subs, wireless survey, and measurement while drilling, or MWD, tools and mud-motors, while equipment sold includes mining equipment, centralizers and drill bits. We focus our product marketing efforts primarily in the Southeast, Northeast, Mid-Continent and Rocky Mountain regions of the United States, with international sales currently conducted through third party agents and employees.

Artificial Lift

We provide pumping system components, including electric submersible pumps, or ESPs, gas separators, production valves and services. Our products address the needs of coal bed methane and traditional oil and gas production to efficiently move gas, oil and other fluids from the producing horizon to the surface. Several of our Artificial Lift products employ unique technologies to improve well performance. Our patented Petrovalve product optimizes pumping efficiency in horizontal completions, heavy oil and wells with high liquid to gas ratios. This unique valve can be placed horizontally, results in increased flow per stroke, and eliminates gas locking by replacing the traditional ball and seat valve that requires more maintenance. Furthermore, our patented gas separation technology is particularly applicable for coal bed methane production as it efficiently separates gas and water downhole, ensuring solution gas is not lost in water production. Because gas is separated downhole, it reduces the environmental impact of escaped gas at the surface. The majority of our products for Artificial Lift are manufactured in China, assembled domestically and distributed globally.

Our principal executive offices are located at 2930 W. Sam Houston Pkwy. N., Houston, Texas 77043, and our telephone number is (713) 849-9911. Our website address is http://www.flotekind.com. However, information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock and the notes is subject to numerous risks, including those listed below and the other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to such report, as further amended by Amendment No. 2 to such report, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in the common stock and the notes. You could lose all or part of your investment in the common stock or the notes.

Risks Relating to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes and our indebtedness under our new secured credit facility, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our new secured credit facility and the indenture governing the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our new secured credit facility restricts our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and any proceeds may not be adequate to meet any debt service obligations then due. See “Description of the Notes.”

The lien on the collateral securing the notes and the guarantees is junior and subordinate to the lien on the collateral securing our new secured credit facility.

The notes and the guarantees are secured by second priority liens granted by us and the existing guarantors and any future guarantor on our assets and the assets of the guarantors that secure obligations under our new secured credit facility, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the notes and the security documents relating to the notes. As set out in more detail under “Description of the Notes,” the lenders under our new secured credit facility will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our new secured credit facility, or in the event of our, or any of our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the notes will be entitled to any recovery from such collateral. In addition, the indenture governing the notes permits us and the guarantors to create additional liens under specified circumstances. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes.

The notes will be structurally subordinated to all liabilities of any of our non-guarantor subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of any of our subsidiaries that are not guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization, our non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. As a result, in the event of a bankruptcy, liquidation or reorganization, there may not be sufficient assets to pay amounts due on the notes.

There may not be sufficient collateral to pay all or any of the notes.

Our indebtedness and other obligations under our new secured credit facility are secured by a first priority lien on the collateral securing the notes. The liens securing the notes and the guarantees are contractually subordinated to the liens securing the new secured credit facility, so that proceeds of collateral will be applied first to repay obligations under the new secured credit facility before we use any such proceeds to pay any amounts due on the notes. No appraisals of the value of any collateral were prepared in connection with the issuance of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends.

In addition, the collateral securing the notes is subject to liens permitted under the terms of the indenture and the intercreditor agreement, whether arising on or after the date the notes were issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the notes.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our senior secured debt obligations, including the notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our unsecured senior indebtedness and other obligations.

The provisions of the intercreditor agreement relating to the collateral securing the notes will limit the rights of holders of the notes with respect to that collateral, even during an event of default.

Under the intercreditor agreement that was entered into between the trustee, on behalf of the holders of the notes, and the collateral agent for the lenders under our new secured credit facility (the “first-priority collateral agent”), the lenders under our new secured credit facility will generally be entitled to receive and apply all proceeds of any collateral to the repayment in full of the obligations under our new secured credit facility before any such proceeds will be available to repay obligations under the notes. In addition, the first lien collateral agent will generally be entitled to sole control of all decisions and actions, including foreclosure, with respect to collateral, even if an event of default under the notes has occurred, and neither the holders of notes nor the trustee will generally be entitled to independently exercise remedies with respect to the collateral. In addition, the first-priority collateral agent will be entitled, without the consent of holders of notes or the trustee, to amend the terms of the security documents securing the notes and to release the liens of the secured parties on any part of the collateral at any time in each case, subject to limited exceptions. See “Description of the Notes—Security—Intercreditor Agreement.”

Rights of holders of the notes in the collateral may be adversely affected by the failure to record or perfect security interests in certain collateral.

The collateral securing the notes and the new secured credit facility covers substantially all of our assets, whether now owned or acquired in the future. Applicable law requires that security interests in certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the notes.

A fundamental change may adversely affect us or the notes.

Holders of the notes may have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described in “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” Future debt we may incur may limit our ability to repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure holders of the notes that we will have enough funds to repurchase all of the notes. Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares of common stock related to conversions in connection with a fundamental change, may in certain circumstances make it more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our new secured credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we may pay up to the principal amount of the notes in cash. In addition, on each of February 15, 2013, February 15, 2018 and February 15, 2023, holders of the notes may require us to purchase their notes for cash. See “Description of the Notes—Purchase of Notes by Us at the Option of the Holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Our new secured credit facility currently contains limitations on our ability to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of the notes. Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash may be subject to limitations contained in agreements governing our new secured credit facility or any other indebtedness we may have in the future. If holders of the notes convert the notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The conditional conversion feature of the notes could result in holders of the notes receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.

Prior to January 15, 2028, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, holders of the notes will not be able to convert the notes, and may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 20 trading days.

If we elect to settle our conversion obligation in cash and common stock, if any, under the net-share settlement method or if we waive our right to satisfy our conversion obligation solely in shares of our common stock, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the daily conversion value as described herein. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-

day period relevant to determining the daily conversion values, settlement will be delayed until at least the 23rd trading day following the related conversion date (and possibly later). See “Description of the Notes—Conversion Rights—Payment Upon Conversion.” Upon conversion of the notes, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of the notes is determined.

The notes contain restrictive covenants that limit our operational flexibility.

The notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability to grant, or permit certain subsidiaries to grant, liens on our assets constituting the collateral for the notes. Our failure to comply with these restrictions could lead to a default under the notes. The actual covenants are contained in the indenture governing the notes. See “Description of the Notes—Limitation on New Liens.”

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate holder for any lost value of the notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to February 15, 2013 we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate holders for any lost value of the notes as a result of such transaction. In addition, if the effective date for the specified corporate transaction occurs on or after February 15, 2013 or if the price of our common stock in the transaction is greater than $100 per share or less than $17.50 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 57.1429 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders of the notes have the right to require us to repurchase the notes. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us, to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no public trading market for the notes, and the holders’ ability to sell such notes will be limited.

There is no existing public market for the notes. No market for the notes may develop, and any market that develops may not persist. We cannot assure holders of the notes as to the liquidity of any market that may develop for the notes, the ability to sell the notes or the price at which holders would be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not intend to apply for listing of the notes on any securities exchange or other market. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

A court could cancel the notes or the related guarantees of our existing subsidiaries and our future restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

Our issuance of the notes and the issuance of the related guarantees by our existing subsidiaries and of our future restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

The guarantor subsidiaries described elsewhere herein guarantee the notes. If we or such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel the guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the related notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

The indenture governing the notes provides that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees and the collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the notes, as applicable, when due.

Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the notes, if it found that when we issued the such notes (or in some jurisdictions, when payments become due under such notes), factors (a) and (b) above applied to us, or if it found that we issued such notes with actual intent to hinder, delay or defraud our creditors.

Holders of the notes may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing a holders proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes.

The notes were issued with original issue discount, and therefore you generally will be required to accrue income before you receive cash attributable to the original issue discount on the notes.

The notes were issued with original issue discount, or OID, for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “United States Federal Income Considerations—Tax Consequences to U.S. Holders—Stated Interest and OID on the Notes.”

As a holder of the notes, holders are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

A holder of the notes is not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but is subject to all changes affecting the common stock. Holders will only be entitled to rights on the common stock if and when we deliver shares of common stock to holders upon conversion of the notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we offer to purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

Additional Risks Associated With an Investment in Our Common Stock

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of common stock after the date of this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.

By causing a large number of shares of common stock to be sold in the public market, the selling securityholders named herein and other holders of our common stock could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

The securities to be offered and sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any proceeds from the sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends for Flotek and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges and preferred stock dividends by dividing earnings by total fixed charges and preferred stock dividends. Earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges include (i) interest expense (no capitalized interest) and (ii) the estimate of interest within rental expense.

	Years Ended December 31,							Three Months Ended March 31, 2010
	2005	2006	2007	2008		2009
Ratio of earnings to fixed charges and preferred stock dividends	11.64	17.00	8.02	N/A	(1)	N/A	(1)	N/A	(1)

(1)	Ratio is inapplicable since we incurred losses in each of these periods. Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $44,660,000 and $50,455,000 for the years ended December 31, 2008 and 2009, respectively, and by $14,142,000 for the three months ended March 31, 2010.

DESCRIPTION OF THE NOTES

The Company issued the notes under an indenture among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee (the “trustee”), dated March 31, 2010, as supplemented by a supplemental indenture between the Company, the subsidiary guarantors and the trustee dated as of the date of issuance of the notes (as supplemented, the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material terms and provisions of the notes and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Flotek Industries, Inc. and not to its subsidiaries. As used in this description, the term “interest” includes any contingent interest and any additional interest described under “—Events of Default” below.

General

The notes:

•	are limited to an aggregate principal amount of $36,004,000;

•	will mature on February 15, 2028, unless earlier converted, redeemed or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000; and

•	are represented by certificates.

The notes are fully and unconditionally guaranteed by Flotek International, Inc., Petrovalve, Inc., Teledrift Company, Flotek Industries FZE, CESI Chemical, Inc., CESI Manufacturing, LLC, Padko International Incorporated, Sooner Energy Services, LLC, Flotek Ecuador Investments, LLC, Flotek Ecuador Management, LLC, Flotek Paymaster, Inc., Material Translogistics, Inc., Turbeco, Inc. and USA Petrovalve, Inc., referred to as the subsidiary guarantors as described under “—Subsidiary Guarantees.” Future subsidiaries that guarantee our other indebtedness will also guarantee the notes.

The notes are the senior obligations of the Company, secured by liens on the Collateral described below under “—Security”. The notes guarantees are senior obligations of the relevant subsidiary guarantor and are secured by liens on the Collateral held by such subsidiary guarantor. The liens securing the notes and the note guarantees are second-priority liens, subject to certain permitted liens, and contractually subordinated to the liens of the lenders under the new secured credit facility, on the Collateral pursuant to the terms of the intercreditor agreement described below under “—Security—Intercreditor Agreement.” The notes are effectively subordinated to all existing and future obligations, including indebtedness, of the Company’s subsidiaries that do not guarantee the notes or grant liens to secure the notes. Claims of the creditors of these subsidiaries will generally have priority as to the assets of these subsidiaries over the claims of the Company’s indebtedness, including the notes.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and except for the provisions set forth under “—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including contingent interest, if any), on certificated notes is payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies the registrar in writing to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to register any transfer or exchange of any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes, and references to “holders” or “you” in this description are to registered holders unless the context otherwise indicates.

Interest

The notes bear interest at a rate of 5.25% per annum from March 31, 2010, or from the most recent interest payment date on which interest has been paid or provided for. Interest (including contingent interest, if any) is payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2010, to holders of record on the immediately preceding February 1 and August 1. Interest on the notes is computed on the basis of a 360 day year comprised of twelve 30-day months.

Contingent Interest

Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on February 15, 2013, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note with respect to any six-month period will equal 0.50% per annum of the average trading price of such note for the five trading days referred to above.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally-recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally-recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of a note will be determined by our board of directors based on a good faith estimate of the fair value of the notes.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

Upon determination that holders of notes will be entitled to receive contingent interest that will become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Subsidiary Guarantees

Our obligations, including the payment of principal, premium, if any, and interest, are fully and unconditionally guaranteed by each of the subsidiary guarantors as described under “—General.” Under the terms of the full and unconditional guarantees, holders will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

•

upon a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor or the sale or disposition of all or substantially all the assets of the subsidiary guarantor; or

•	upon discharge of the notes as provided in the indenture.

The subsidiary guarantees will not contain any restrictions on the ability of any subsidiary guarantor to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that subsidiary guarantor.

Security

General

The Note Obligations are secured by liens granted by the Company and the subsidiary guarantors on all assets that from time to time are subject to liens securing the Company’s and its subsidiaries’ existing and future obligations under the new secured credit facility, (the “Collateral”). The liens securing the notes and the note guarantees are second-priority liens (subject to certain permitted exceptions) and are contractually subordinated to the first-priority liens securing the new secured credit facility pursuant to the terms of an intercreditor agreement described below. As of the date of issuance of the notes, the Collateral primarily consists of, all subject to the limitations and further descriptions and provisions of the security documents, substantially all of the assets of the Company and the subsidiary guarantors.

Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Note Obligations may be insufficient to satisfy the Company’s and the subsidiary guarantors’ obligations under the notes and the note guarantees, respectively. In addition, the lenders under the new secured credit facility will generally be entitled to receive and apply all proceeds of any Collateral to the repayment in full of the obligations under the new secured credit facility before any such proceeds will be available to repay Note Obligations. No appraisals of the value any of the Collateral were prepared in connection with the issuance of the notes. Moreover, the amount to be received upon such sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time. See “Risk factors—Risks Related to the Notes—” There may not be sufficient collateral to pay all or any of the notes.”

Security Documents

At closing of the issuance of the notes, the trustee entered into the security documents with the Company and the subsidiary guarantors, granting the liens on the Collateral. The security documents are in substantially the same form as corresponding security documents entered into for purposes of the new secured credit facility, subject to the terms of the intercreditor agreement and except with respect to certain administrative provisions relating to the Collateral.

Intercreditor Agreement

The obligations under the new secured credit facility are secured by liens on the Collateral, which liens are contractually senior to the liens that secure the notes and the guarantees (the “Note Obligations”) pursuant to the intercreditor agreement. Such senior obligations are referred to as “First Lien Obligations.” More specifically, First Lien Obligations include the obligations under the new secured credit facility. By their acceptance of the notes, holders are deemed to have authorized the trustee, on behalf of holders of the notes, to enter into the intercreditor agreement with the collateral agent named in the intercreditor agreement, as collateral agent for the First Lien Secured Parties (the “Senior Collateral Agent”). A summary of certain provisions of the intercreditor agreement is set forth below.

Relative Priorities. The intercreditor agreement provides that notwithstanding the time, order or method of creation, attachment or perfection of any lien securing the Note Obligations or any lien securing the First Lien Obligations, and notwithstanding anything contained in the intercreditor agreement, the indenture or any agreement or instrument to the contrary, any lien securing the Note Obligations in respect of the Collateral is expressly subordinated and made junior in right, priority, operation and effect to any lien securing the First Lien Obligations, it being acknowledged that (i) the aggregate amount of the First Lien Obligations may be increased upon designation by the Company as First Lien Obligations additional obligations that are to be secured by liens on any assets or properties of the Company or any subsidiary guarantors, or through increases in the new secured credit facility; (ii) a portion of the First Lien Obligations consist or may consist of indebtedness that is revolving in nature and the amount thereof that may be outstanding at any time may be increased or reduced and subsequently reborrowed; and (iii) the First Lien Obligations may be extended, renewed or otherwise amended or modified, or secured with additional Collateral from time to time, all without affecting the subordination of the Note Obligations or the relative rights of the holders of the First Lien Obligations (collectively, the “First Lien Secured Parties”) and the holders of the notes (collectively, the “Notes Secured Parties”).

No Action With Respect to Collateral Securing the Note Obligations Subject to First Lien Obligations. The intercreditor agreement provides that no collateral agent for the Note Obligations (the “Junior Collateral Agent”) or other Notes Secured Party shall commence or instruct the Junior Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Collateral securing the Note Obligations under any Note Obligations security document, applicable law or otherwise, at any time when such Collateral securing the Note Obligations shall be subject to any First Lien Obligations and prior to the discharge of First Lien Obligations, it being agreed that only the applicable Senior Collateral Agent, acting in accordance with the applicable First Lien Obligations security documents, shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Junior Collateral Agent may (i) take all such actions as it shall deem necessary to continue the perfection of the Note Obligations on any Collateral securing the Note Obligations, (ii) file a claim or statement of interest with respect to the Note Obligations in any bankruptcy, insolvency or similar proceeding or (iii) take any other action not adverse to the liens securing the First Lien Obligations in order to preserve or protect its rights in the liens on the Collateral for the benefit of the Notes Secured Parties.

No Duties of Senior Collateral Agents. Pursuant to the terms of the intercreditor agreement, each Notes Secured Party acknowledges and agrees that no Senior Collateral Agent or other First Lien Secured Party shall have any duties or other obligations to such Notes Secured Party with respect to any Collateral securing the First Lien Obligations, other than to transfer to the Junior Collateral Agent any proceeds of any such Collateral that constitutes Collateral for the Note Obligations remaining in its possession following any sale, transfer or other disposition of such Collateral and the discharge of First Lien Obligations, or, if any Senior Collateral Agent shall be in possession of all or any part of such Collateral after the discharge of First Lien Obligations, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of such Senior Collateral Agent or any First Lien Secured Party (it being understood that nothing shall prohibit any Senior Collateral Agent from transferring Collateral or proceeds of Collateral to the holders of other First Lien Obligations secured by such Collateral or to another Senior Collateral Agent acting on their behalf to the extent it is required to do so under the terms of any agreement). Each Notes Secured Party acknowledges and agrees that until the discharge of First Lien Obligations, the applicable Senior Collateral Agents shall be entitled, for the benefit of the holders of such First Lien Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the security documents for the new secured credit facility without regard to any Note Obligations or any rights to which the holders of the Note Obligations would otherwise be entitled as a result of such Note Obligations. Without limiting the foregoing, each First Lien Secured Party agrees that no Senior Collateral Agent or other First Lien Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other collateral securing the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of the Collateral

(or any other collateral securing the First Lien Obligations), in any manner that would maximize the return to the Notes Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Notes Secured Parties from such realization, sale, disposition or liquidation. Each of the Notes Secured Parties waives any claim such Notes Secured Party may now or hereafter have against any Senior Collateral Agent or other First Lien Secured Party (or their representatives) arising out of (i) any actions which any Senior Collateral Agent or the First Lien Secured Parties take or omit to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the respective First Lien Obligations security documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Senior Collateral Agent or First Lien Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code and/or (iii) any borrowing of any grantor as debtor-in-possession, or any related grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code.

No Interference; Payment Over; Reinstatement. Under the intercreditor agreement, (a) each Notes Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Note Obligations pari passu with, or to give such Notes Secured Party any preference or priority relative to, any First Lien Obligations with respect to the Collateral subject to such Note Obligations or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations or First Lien Obligations security document, or the validity, attachment, perfection or priority of any First Lien Obligations, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the interceditor agreement, (iii) it will not interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to such Note Obligations by any holders of First Lien Obligations secured by such Collateral or any Senior Collateral Agent acting on their behalf, (iv) it shall have no right to (A) direct any Senior Collateral Agent or any holder of First Lien Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Note Obligations or (B) consent to the exercise by any Senior Collateral Agent or any holder of First Lien Obligations of any right, remedy or power with respect to the Collateral subject to any Note Obligations, (v) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Senior Collateral Agent or any holder of First Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Collateral Agent nor any holder of First Lien Obligations shall be liable for, any action taken or omitted to be taken by such Senior Collateral Agent or any such holder of First Lien Obligations with respect to any Collateral securing such First Lien Obligations that is subject to any Note Obligations, (vi) it will not seek, and hereby waives any right, to have any Collateral for First Lien Obligations subject to any Note Obligations or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the intercreditor agreement.

Automatic Release of Note Obligations. The Junior Collateral Agent and each other Notes Secured Party agrees that, in the event of a sale, transfer or other disposition of Collateral securing First Lien Obligations subject to any Note Obligations to a person or entity that is not the Company or a subsidiary of the Company, the liens on such Collateral securing the Note Obligations (but not on the proceeds thereof, except to the extent such proceeds are applied to repay any First Lien Obligations) shall terminate and be released automatically and without further action if the applicable liens on the Collateral securing the First Lien Obligations are released. Each Junior Collateral Agent agrees to execute and deliver all such releases and other instruments as shall reasonably be requested by any applicable Senior Collateral Agent to evidence and confirm any release of Collateral securing the Note Obligations.

Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings. In the event a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any grantor of Collateral, each Junior Collateral Agent and the other Notes Secured Parties shall not, prior to the discharge of First Lien Obligations, (a) seek in respect of any part of the Collateral or proceeds thereof or any lien which may exist thereon any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code or seek or accept any form of adequate protection under either or both Sections 362 and 363 of the Bankruptcy Code with respect thereto except replacement liens junior to the First Lien Obligations and the accrual (but not the current payment) of interest and the current payment of out-of-pocket expenses, including fees and disbursements of counsel and other professional advisors, incurred by the Junior Collateral Agents (which the Notes Secured Parties agree will constitute adequate protection of their claims and interests), (b) oppose or object to any adequate protection sought by or granted to any First Lien Secured Party in connection with the use of cash collateral or post-petition financing under Section 362, 363 or 364 of the Bankruptcy Code, (c) oppose or object to the use of cash collateral by a grantor, (d) oppose or object to any post-petition financing (including any debtor-in-possession financing) provided by any of the First Lien Secured Parties or provided by a third party pursuant to Section 364 of the Bankruptcy Code (including on a priming basis), (e) oppose or object to or withhold consent from the disposition of assets by any grantor under Section 363(b) or (f) of the Bankruptcy Code, (f) oppose, object to, or vote against any plan of reorganization or disclosure statement the terms of which are consistent with the rights of the First Lien Secured Parties under the First Lien Obligations security documents and the rights of the First Lien Secured Parties and the Notes Secured Parties under the intercreditor agreement, (g) make an election pursuant to Section 1111(b) of the Bankruptcy Code or oppose any election pursuant to Section 1111(b) by any First Lien Secured Parties, (h) oppose or object to the determination of the extent of any liens held by any of the First Lien Secured Parties or the value of any claims of First Lien Secured Parties under Section 506(a) of the Bankruptcy Code, or (i) oppose or object to the payment of interest and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code to any First Lien Secured Parties. In any proceeding described in this paragraph, until the discharge of First Lien Obligations, each Notes Secured Party hereby authorizes and empowers (without imposing an obligation on) the holders of such First Lien Obligations or any Senior Collateral Agent or other representative acting on their behalf to vote such Notes Secured Party’s share of the Note Obligations secured by such jnior lien, insofar as any such voting right arises from or relates to such junior lien or to the Collateral subject thereto, in connection with any resolution, arrangement, plan of reorganization, compromise or settlement relating to such Collateral, so long as the proposal is consistent with the rights of the First Lien Secured Parties under the First Lien Obligations security documents and the rights of the First Lien Secured Parties and the Notes Secured Parties under the intercreditor agreement.

Release of Collateral

In addition to the circumstances under which liens on Collateral may be released in accordance with the intercreditor agreement described above under “—Intercreditor Agreement—Automatic Release of Note Obligations,” liens on Collateral securing Note Obligations will be entitled to be released under any one or more of the following circumstances:

•

if all other liens (other than Permitted Collateral Liens defined above) on that asset securing First Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided, however, that after giving effect to the release, at least $5,000,000 of First Lien Obligations secured by liens on the remaining Collateral remain outstanding or committed and no Default or Event of Default with respect to the notes shall have occurred and be continuing under the indenture as of the time of such proposed release;

•

to enable the Company or any subsidiary guarantor to consummate sales, transfers, leases or other dispositions of that asset (to a person who is not the Company or subsidiary), including any such transactions by the Senior Collateral Agent in connection with an exercise of remedies against the Collateral on behalf of holders of any First Lien Obligations secured by such asset;

•	if the Company or any subsidiary guarantor provides substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors of the Company;

•	if any subsidiary guarantor is released from its notes guarantee, that subsidiary’s assets shall also be released; or

•	pursuant to an amendment, supplement or waiver in accordance with the indenture.

Limitation on New Liens

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, incur or permit to exist any lien of any nature whatsoever on any of its property or assets that constitute Collateral, whether owned at the date of original issuance or thereafter acquired, other than Permitted Collateral Liens. Notwithstanding the foregoing, to the extent that any asset that does not already constitute Collateral is pledged after the date of original issuance by the Company or any subsidiary guarantor to secure any indebtedness outstanding under the new secured credit facility or other First Lien Obligations, such asset shall also be pledged to secure the notes and the note guarantees on an immediately junior basis in accordance with the intercreditor agreement to the liens on such asset securing the indebtedness outstanding under the new secured credit facility and other First Lien Obligations (subject to other Permitted Collateral Liens) and such asset will thereafter be deemed to be part of the Collateral.

“Permitted Collateral Liens” means (i) liens on the Collateral securing First Lien Obligations in a principal amount which, when taken together with the principal amount of all other First Lien Obligations permitted by this clause (i) then outstanding (other than hedging obligations secured by priority liens), does not exceed the sum of (A) $50,000,000, plus (B) the aggregate amount of all interest accrued under the documents governing the First Lien Obligation evidencing or governing any such First Lien Obligations which, since the date of original issuance, has been capitalized and added to the principal of any such First Lien Obligations, (ii) liens on the Collateral securing other First Lien Obligations (including without limitation indebtedness outstanding under the new secured credit facility not otherwise permitted under clause (i) above) in a principal amount which, when taken together with the principal amount of all other First Lien Obligations permitted by this clause (ii) then outstanding, does not exceed $10,000,000, so long as the Company’s market capitalization is $100,000,000 or more for at least 20 trading days during the period of 30 consecutive trading days ending immediately prior to the date of incurrence of such First Lien Obligations; (iii) liens on the Collateral securing the notes and the note guarantees; and (iv) liens on the Collateral constituting other permitted collateral liens. For the avoidance of doubt, any lien on the Collateral securing indebtedness outstanding under the new secured credit facility incurred or arising under or in respect of the new secured credit facility as in effect on the date of original issuance shall be deemed to be permitted pursuant to clause (i) of this definition.

Optional Redemption

Prior to February 15, 2013, the notes will not be redeemable. On or after February 15, 2013, we may redeem for cash all or a portion of the notes, upon not less than 30, nor more than 60 calendar days notice before the redemption date to the trustee, the paying agent and each holder of the notes, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date).

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

General

Prior to January 15, 2028, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Notice of Redemption,” and “—Conversion Upon Specified Corporate Transactions,” subject to the limitations described below under the heading “—Holder’s Conversion Limitations.” On and after January 15, 2028, the notes will be convertible until the close of business on the second business day immediately preceding the maturity date of the notes regardless of the foregoing conditions. Upon conversion, we will deliver, for each $1,000 principal amount of notes converted, either (i) a number of shares of our common stock equal to the conversion rate, or (ii) a combination of cash and shares of our common stock, if any, in each case as described under “—Payment Upon Conversion” below. In addition, at any time on or before the third scheduled trading day immediately preceding the applicable conversion period for net-share settlement described below, we may irrevocably waive in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations solely in shares of our common stock as described above.

The initial conversion rate will be shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described under “—Conversion Rate Adjustments.” This represents an initial conversion price of approximately $22.75 per share of our common stock. The conversion rate (and consequently the conversion price) may also be adjusted in certain corporate transactions that also constitute a fundamental change. See “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” below.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest (including contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest (including contingent interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and contingent interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include the underwriter or its affiliates) selected by us for this purpose.

A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

A holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate for such trading day.

The “trading price” of the notes on any date of determination will be determined as provided above under “—Contingent Interest”; provided however that for purposes of the foregoing provision, if the bid solicitation agent cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the declaration date for such distribution; or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 61 days prior to the 25th scheduled trading day prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), we must notify holders of the notes at least 61 days prior to the 25th scheduled trading day prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 61 days after the seventh scheduled trading day following the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

Conversion During Specified Period Immediately Prior to Maturity

Subject to the limitations described below under the heading “—Holder’s Conversion Limitations,” a holder may surrender its notes for conversion beginning on January 15, 2028, until the close of business on the second business day immediately preceding stated maturity.

Conversion Procedures

To effect the conversion of the notes, you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Delivery of any shares of common stock will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares of common stock. In addition, we will pay cash for any fractional shares, as described below.

Payment Upon Conversion

In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the notes through delivery of (i) shares of our common stock equal to the applicable conversion rate (plus cash in lieu of any fractional shares) or (ii) a combination of cash and shares of our common stock, if any, as described below (which we refer to as the “net-share settlement” method). In addition, at any time on or before the third scheduled trading day prior to the applicable conversion period for net-share settlement, we may irrevocably waive, in our sole discretion without the consent of the holders, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligation in shares of our common stock (plus cash in lieu of any fractional shares) pursuant to clause (i) above. We will not be permitted to elect the option described in clause (i) above if we have made the election to waive our right to do so or if the conversion period for the applicable notes as described below would not commence on or after the scheduled trading day after our notice of settlement. Notwithstanding the foregoing, if we elect to redeem the notes, we will, in our notice of redemption, elect whether we will settle any conversions of notes called for redemption pursuant to clause (i) or (ii) above (unless we have irrevocably elected to waive our right to satisfy our conversion obligation pursuant to clause (i) above), which election shall apply to all notes converted following our notice of redemption.

If we elect to settle our obligation to convert the notes (the “conversion obligation”) solely in shares of our common stock as described above, we will deliver, as soon as practicable following the conversion date, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, plus cash in lieu of any fractional shares determined as described below.

If we elect to settle our conversion obligation through a net-share settlement (or if we have waived our right to settle our conversion obligation solely in shares of common stock as described above), we will deliver as soon as practicable following the last VWAP trading day of the conversion period, for each $1,000 principal amount of notes, the aggregate “daily settlement amount” for each of the 20 VWAP trading days during the conversion period for such notes.

The “conversion period” with respect to any note means:

•

with respect to any conversion date occurring during the period beginning on the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading-day period beginning on and including the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•

with respect to any note called for redemption, the 20 consecutive VWAP trading day period beginning on and including 22nd scheduled trading day prior to the redemption date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount,” for each of the 20 VWAP trading days during the applicable conversion period, will consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value relating to such day (the sum of such cash amount for each of the 20 VWAP trading days, the “principal return”); and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to the excess of the daily conversion value over $50, divided by the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such VWAP trading day (we refer the sum of such shares for each of the 20 VWAP trading days, the “net shares”).

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the conversion period, 1/20th of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock (or for the consideration into which our common stock has been exchanged in connection with certain corporate transactions) means, for each of the 20 consecutive VWAP trading days during the conversion period, in the case of our common stock, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page FTK.UQ<equity>AQR in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, or in the case of such other consideration, the market value of one share of our common stock (or of such other consideration) on such VWAP trading day as we determine in good faith using, if reasonably practicable, a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of the conversion obligation based on (i) in the case of a net-share settlement, the daily VWAP of our common stock on the last day of the conversion period, and (ii) otherwise, the last reported sale price of our common stock on the conversion date. The delivery of shares of our common stock, if any, will occur through the conversion agent.

Conversion Rate Adjustments

The conversion rate will be adjusted only as described below.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS0 + X
OS 0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the foregoing provisions of this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the foregoing provisions of this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion date occurring during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender on exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, if the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See “U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “U.S. Federal Income Tax Considerations—Treatment of Non-U.S. Holders—Payments on Common Stock and Constructive Dividends.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, upon conversion of notes in respect of which we have elected to deliver common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment to the conversion rate except as specifically set forth in this”—Conversion Rate Adjustments” and in “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

Without limiting the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including contingent interest, if any) on the notes.

No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption or, upon a fundamental change (as defined below), all adjustments not previously made will be made for all notes to be converted after our notice of redemption to the applicable redemption date or after our notice of a fundamental change, as applicable.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.

From and after the effective time of such transaction:

•

the conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the daily VWAP will be determined based on the daily VWAP of one unit of reference property that constitutes securities.

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above under “—Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” in connection with a corporate transaction that also constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) on or following the effective date of such transaction and the effective date of which occurs on or prior to February 15, 2013, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change if such notes are surrendered for conversion on or following the effective date of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$17.50	$20.00	$22.75	$25.00	$30.00	$40.00	$50.00	$60.00	$75.00	$100.00
February 15, 2011	13.1869	7.6841	5.4597	4.3227	2.9220	1.8251	1.3383	1.0369	0.7407	0.4462
February 15, 2012	13.1869	6.6284	3.9676	2.7740	1.6009	0.9714	0.7235	0.5653	0.4078	0.2503
February 15, 2013	13.1869	6.0440	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

*	Settlement date of the Notes.

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $17.50 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, the conversion rate shall not exceed 57.1429 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

An increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See “U.S. Federal Income Tax Considerations.”

As described above under “—Recapitalizations, Reclassifications and Changes of our Common Stock,” upon effectiveness of any fundamental change and a related conversion, the conversion rate with respect to the notes submitted for conversion will be determined based upon by the reference property, which will likely consist of cash, securities or other property not listed on a national securities exchange.

Holder’s Conversion Limitations

A Holder shall have no right to convert its notes into shares of Common Stock, to the extent that, after giving effect to the issuance of Common Stock upon such conversion, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation applies, the determination of whether the notes of any Holder are convertible (in relation to other securities owned by such Holder or any of such Holder’s Affiliates) and of which portion of the notes of any Holder are convertible shall be in the sole discretion of such Holder, and the submission of a notice of conversion shall be deemed to be such Holder’s determination of whether its notes are convertible (in relation to other securities owned by such Holder or any of such Holder’s Affiliates) and of which portion of its notes are convertible, in each case subject to the Beneficial Ownership Limitation, and neither the Company nor the Conversion Agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent periodic or annual report filed with the SEC, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the transfer agent of the Common Stock setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.

“Beneficial Ownership Limitation” means, for purposes of determining the extent to which any Holder’s right to convert its notes into shares of Common Stock is limited, 9.99% of the sum of (i) the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion, plus (ii) the number of shares of Common Stock the beneficial ownership of which such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) has the right to acquire within 60 days (other than upon such conversion). For purposes of the foregoing sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. A Holder, upon not less than 61 days’ prior written notice to the Company, may increase or decrease the Beneficial Ownership Limitation as it applies to such Holder, provided that any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on February 15, 2013, February 15, 2018 and February 15, 2023 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our new secured credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including any contingent interest) to such purchase date. All notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture) stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and any contingent interest upon delivery on transfer of the notes).

We will be responsible for making all determinations (such determinations to be made reasonably) with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder, absent manifest error.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any contingent interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange or quoted on an established automated over-the-counter trading market in the United States for a period of 30 consecutive scheduled trading days.

A fundamental change described in clause (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clause (2) of the definition consists of shares of common stock (or depositary receipts or shares evidencing common stock) traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clause (2) of the definition (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•

if conversion of the notes is permitted in connection with such fundamental change as described in “—Conversion Rights—Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any contingent interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that is not a fundamental change (as defined).

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections, and any such determination shall be binding on the applicable holder.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our and our subsidiaries’ assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Events of Default

The following are events of default under the indenture for the notes:

(1) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(2) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion Upon Specified Corporate Transactions” when due;

(3) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture (or 180 days with respect to any failure to comply with the covenant described under “—Reports”);

(4) except as permitted by the indenture, any subsidiary guarantee of any significant subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor which is a significant subsidiary, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee;

(5) default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $15 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes);

(6) a final judgment or decree for the payment of $15 million or more rendered against the Company or any subsidiary, which judgment is not fully covered by insurance or not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(7) (i) the Company or any subsidiary guarantor repudiates or disaffirms its obligations under any of the security documents or a determination is made in a judicial proceeding that any of the security documents is unenforceable or invalid against the Company or any subsidiary guarantor for any reason with respect to any material portion of the collateral, or (ii) any security document shall cease to be in full force and effect in all material respects (other than in accordance with the terms of the applicable security document, the intercreditor agreement or the indenture), or cease to be effective to grant the collateral agent a perfected lien on any material portion of the collateral (but only to the extent the applicable security documents contemplated perfection and except as a result of the collateral agent’s failure to file any necessary continuation statements or the collateral agent’s or the credit facilities collateral agent’s failure to maintain possession of any stock certificates, notes or other instruments or possessory collateral delivered to it) with the priority purported to be created hereby (other than in accordance with the terms of the applicable security document, the intercreditor agreement or the indenture).

Notwithstanding the foregoing, the indenture provides that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(l) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be in addition to any contingent interest described under “—Contingent Interest” above. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day, such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

Except to enforce the right to receive payment of principal or interest, including any contingent interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 150 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

The Company, subsidiary guarantors and trustee may amend or supplement the indenture, any security documents or the intercreditor agreement, without consent of any holder to (1) provide for the addition of collateral or (2) provide for the release of collateral in accordance with the terms of the indenture.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Neither the indenture, the notes, any security documents nor the intercreditor agreement may be amended without the consent of each holder of an outstanding note affected to, among other things:

(1) extend the stated time for payment of interest, including contingent interest, on any note;

(2) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest, including contingent interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(3) make any change that impairs or adversely affects the conversion rights of any notes;

(4) reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments;

(5) subject to certain exceptions, to release any substantial part of the collateral; or

(6) make any changes to the amendment provisions or to the waiver provisions which require each holder’s consent.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, or upon conversion or otherwise, cash or shares of common stock (in respect of conversions) sufficient to satisfy the Company’s obligation to convert the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports

The Company shall deliver to the trustee, within 15 days after filing with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For the avoidance of doubt, the foregoing is not intended to create any obligation to timely file reports with the SEC.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, as such, will have any liability for any obligations of the Company under the notes or the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, and the applicable conversion rate of the notes and any adjustments thereto. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

U.S. Bank National Association is the initial trustee, registrar, paying agent and conversion agent for the notes. In each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, it assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes and shares of common stock into which a note may be converted. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or shares of common stock.

This discussion is limited to holders who hold the notes or shares of common stock as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes or shares of common stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes or shares of common stock.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes or shares of common stock under U.S. federal estate or gift tax laws under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note or common stock and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

The notes were issued with OID, for U.S. federal income tax purposes. The amount of OID is equal to the excess of a note’s stated principal amount over its issue price. We have determined that the issue price was 52% of the principal amount of the notes. Regardless of your method of tax accounting, if you purchase the notes at their adjusted issue price you will be required to accrue OID on a constant yield basis and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

If you purchase the notes for an amount that is greater than their adjusted issue price but equal to or less than the principal amount of the notes, you will be considered to have purchased those notes at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those notes for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase notes for an amount in excess of the principal amount of the notes, you will be considered to have purchased those notes at a “premium” and you will not be required to include any OID in income. You generally may elect to amortize this bond premium over the remaining term of those notes on a constant yield method as an offset to stated interest as such interest is includible in income under your regular accounting method. In the case of the notes bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, you will be required to report the full amount of stated interest as ordinary income and that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. We urge you to consult your own tax advisor before making this election.

If you purchase notes for an amount that is less than their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Unless you elect to include market discount in income as it accrues, you will be required to treat any principal payment on or any taxable gain on the sale, exchange, retirement or other disposition of, the notes as ordinary income to the extent of any accrued market discount that you have not previously included in income. In addition, you may be required to defer, until the maturity of the notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the notes. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. We urge you to consult your own tax advisor before making this election. If a note having accrued market discount is converted into common stock any gain upon a taxable disposition of the common stock is treated as ordinary income to the extent of the accrued market discount on the note at the time of the conversion.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. We urge you to consult your own tax advisor before making this election.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, OID, market discount and de minimis market discount. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent. We urge you to consult with your own tax advisor about this election.

Certain Additional Payments

In certain circumstances (see “Description of the Notes — Contingent Interest”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” The possibility of such excess amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a “remote” chance that these contingencies will occur, or if such contingencies are considered “incidental.” We intend to take the position that the possibility that any such contingencies will occur is remote and/or that such contingencies are incidental and thus the notes will not be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and it is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate plus any otherwise applicable OID and to treat as ordinary interest income any gain realized on the taxable disposition of the note. In addition, in such case you may be required to treat the value of any common stock received upon conversion as if it were cash received on a taxable disposition of the note.

Disposition of the Notes

Except as described below with respect to a conversion and above with respect to accrued market discount not previously included in income, you will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive (excluding any proceeds attributable to accrued but unpaid stated interest which will be recognized as ordinary interest income to the extent you have not previously included such amounts in income). Your adjusted tax basis in the note will generally equal the amount you paid for the note, increased by the amount of any OID and market discount you have previously included in income and reduced by any amortized premium. Except as described above with respect to accrued market discount not previously included in income, the gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Conversion of Notes

The conversion of a note into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the common stock received on conversion of a note will be the same as your basis in the note at the time of conversion, exclusive of any tax basis allocable to a fractional share. The holding period for the common stock received on conversion will include the holding period of the converted note, except that the holder’s holding period for common stock attributable to accrued OID may commence on the day following the date of conversion. If the note is a capital asset in the hands of a U.S. holder, the receipt of cash in lieu of a fractional share upon conversion of a note should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and your tax basis in the note allocable to the fractional share interest, except as described above with respect to market discount.

If we deliver a combination of cash and common stock upon conversion of a note, then, in general, you will realize gain, but not loss, to the extent that the cash and the value of the common stock exceeds your adjusted tax basis in the note, but in no event will the amount of recognized gain exceed the amount of cash received. Your basis in the common stock received will be the same as your basis in the converted note, except for any basis allocable to a fractional share, decreased by the amount of cash received, other than cash received in lieu of a fractional share, and increased by the amount of any gain recognized, other than with respect to a fractional share. The holding period of the common stock received on conversion will include the holding period for the converted note, except that the holding period of shares attributable to OID may commence on the day following the date of delivery.

Constructive Dividends

The conversion rate for the notes will be adjusted in certain circumstances, including if we pay a cash dividend to holders of our common stock (See “Description of the Notes—Conversion Rate Adjustments”). Such adjustments (or failure to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for either the reduced rates of tax applicable to qualified dividend income or the dividends received deduction available to U.S. corporations.

Ownership and Disposition of Common Stock.

Distributions, if any, paid on shares of common stock generally will be includable in your income as ordinary income to the extent made from our current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated as return of capital to the extent of your basis in the common stock and thereafter as capital gain. Upon the sale, exchange or other disposition of shares of common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the shares, except as described above with respect to market discount. You should consult your tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and capital losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest (including any OID) and dividends on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, notes or shares of common stock held by you, and backup withholding (at the applicable rate) may apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes or shares of common stock that is an individual, corporation, estate or trust and is not a U.S. holder.

Interest and OID on the Notes

Payments to you of interest (which for purposes of this discussion, includes any OID) on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected With a U.S. Trade or Business.”).

Disposition of Notes or Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note, including the exchange of a note for shares of common stock, or the sale or exchange of shares of common stock unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met;

•	in the case of an amount which is attributable to OID, you do not meet the conditions for exemption from U.S. federal withholding tax, as described in “Interest and OID on the Notes,” above; or

•	we are, or have been during certain periods, a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to tax as described below (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected With a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

If we are or have been a U.S. real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that the non-U.S. holder does not hold and has not held during certain periods, directly or indirectly, more than 5% of the outstanding notes or more than 5% of our outstanding common stock, and our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to withholding tax, generally at a rate of 10% on the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder’s U.S. federal income tax liability. We believe that we are not and have not been a U.S. real property holding corporation and do not anticipate becoming one in the future.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (including any OID) on the notes or gain from the sale, exchange or other taxable disposition of the notes or shares of common stock is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

Dividends

Dividends, if any, paid to you on shares of our common stock generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy certain certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments to you of interest and any OID on a note and dividends on any shares of common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding (at the applicable rate) generally will not apply to payments to you of interest and any OID on a note and dividends on any shares of common stock if the statement described in “Tax Consequences to Non-U.S. Holders — Interest and OID on the Notes” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note (including a retirement or redemption) or shares of common stock effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of a disposition of a note or shares of common stock effected outside the United States by a broker that is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, certain foreign financial institutions, investment funds and other non-U.S. persons are subject to information reporting requirements with respect to their direct and indirect U.S. shareholders and/or U.S. accountholders. A 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to a non-U.S. person that is subject to such requirements and fails to comply with them. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common stock. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of acquiring, holding and disposing of our notes or shares of common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

On March 31, 2010, we entered into an Amended and Restated Credit Agreement with Whitebox Advisors LLC and certain lenders named therein (the “Amended and Restated Credit Agreement”), which provides for a $40 million term loan (the “new secured credit facility”). The Amended and Restated Credit Agreement provides for a commitment fee of $7,300,000, and, pursuant to the terms thereof, we issued 3,431,127 shares of common stock as partial payment of the $5,300,000 commitment fee due at closing of the refinancing transaction. Subject to stockholder approval and the satisfaction of certain other specified conditions, we may issue up to 1,704,733 shares of common stock as payment of the subsequent installments of the commitment fee due under the Amended and Restated Credit Agreement. Furthermore, we may issue shares of common stock in the future as principal repayments under the Amended and Restated Credit Agreement.

In connection with the execution of the Amended and Restated Credit Agreement, we entered into an Exchange Agreement, dated as of March 31, 2010 (the “Exchange Agreement”), with certain affiliates of the lenders under our new secured credit facility. Pursuant to the Exchange Agreement, we issued $36,004,000 in aggregate principal amount of 5.25% Convertible Senior Secured Notes due 2028 and 1,568,874 shares of our common stock in exchange for $40,000,000 in aggregate principal amount of our outstanding 5.25% Convertible Senior Notes due 2028. The notes issued pursuant to the Exchange Agreement are convertible into 1,582,592 shares of common stock.

The issuance of the notes and shares of common stock was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, which did not involve a public offering. In connection with the closing of the refinancing transaction described above, we entered into two separate registration rights agreements with the selling securityholders, pursuant to which we agreed to file the registration statement of which this prospectus forms a part with the SEC in accordance with the requirements of the Securities Act in order to register the offers and sales by the selling securityholders of the notes and a portion of the shares of common stock received by the selling securityholders. Under the registration rights agreements, we have agreed to indemnify each selling securityholder against certain liabilities, including liabilities under the Securities Act.

The following table sets forth information regarding the selling securityholders and the number of securities each selling securityholder is offering. The information included in the table has been furnished to us by or on behalf of the selling securityholders for inclusion in this prospectus. The selling securityholders identified below may have sold, transferred, or otherwise disposed of some or all of their securities since the date as of which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The term “selling securityholder” includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling securityholders as a gift, pledge, stockholder distribution or other non-sale related transfer after the date of this prospectus. The information regarding securities beneficially owned after the offering assumes the sale of all securities offered by the selling securityholders.

We have been advised by the selling securityholders that none of the selling securityholders is a broker-dealer or an affiliate of a broker-dealer. We have also been advised by the selling security holders that they purchased the securities being registered in the ordinary course of business, and not for resale, and that they had, at the time of purchase, no agreements or understandings, directly or indirectly, with any person to distribute such securities.

To our knowledge, none of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as lenders under our new secured credit facility described above and their ownership of securities described below.

Name	Aggregate Principal Amount of Notes Owned Prior to the Offering		Aggregate Principal Amount of Notes Being Offered Hereby	Aggregate Principal Amount of Notes Owned Following the Offering	Number of Shares of Common Stock Owned Prior to the Offering (1)		Number of Shares of Common Stock Being Offered Hereby (2)	Number of Shares of Common Stock Owned Following the Offering	Percentage of Shares of Common Stock Owned Following the Offering (3)
Whitebox Hedged High Yield Partners, LP (4)	$20,253,000	(5)	$3,352,000	$0	3,059,026	(6)	771,550	0	*
IAM Mini-Fund 14 Limited (7)	$20,253,000	(8)	$860,000	$0	3,059,026	(9)	197,877	0	*
Pandora Select Partners, LP (10)	$20,253,000	(11)	$1,540,000	$0	3,059,026	(12)	354,486	0	*
Whitebox Special Opportunities Fund, LP - Series B (13)	$20,253,000	(14)	$453,000	$0	3,059,026	(15)	104,224	0	*
Whitebox Combined Partners, LP (16)	$20,253,000	(17)	$10,120,000	$0	3,059,026	(18)	2,350,976	0	*
Whitebox Convertible Arbitrage Partners, LP (19)	$20,253,000	(20)	$3,777,000	$0	3,059,026	(21)	869,347	0	*
Whitebox Intermarket Partners, LP (22)	$20,253,000	(23)	$151,000	$0	3,059,026	(24)	13,188	0	*
ECF Value Fund, L.P. (25)	$15,751,000	(26)	$8,003,000	$0	3,069,656	(27)	1,842,241	529,229	1.7%
ECF Value Fund II, L.P. (28)	$15,751,000	(29)	$5,051,000	$0	3,069,656	(30)	1,162,695	529,229	1.7%
ECF Value Fund International, Ltd. (31)	$15,751,000	(32)	$2,697,000	$0	3,069,656	(33)	620,733	529,229	1.7%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The number of shares of common stock owned prior to the offering includes shares of common stock issuable within 60 days of the date hereof but does not include shares of common stock issuable upon conversion of the notes that are not issuable within 60 days of the date hereof as a result of provisions in the governing instruments of such notes limiting the conversion thereof if such conversion would cause the holder, together with any affiliate, to beneficially own more than 9.99% of our common stock.
(2)	The number of shares of common stock being offered hereby includes 1,704,733 shares of common stock that may be issued after the date of this prospectus as payment of the subsequent installments of the commitment fee due under the Amended and Restated Credit Agreement, as permitted by the terms of the Amended and Restated Credit Agreement. Such additional shares of common stock, together with the specified shares of common stock owned prior to the offering, including shares of common stock issuable upon conversion of the notes, are being registered for resale hereby.
(3)	The percentage ownership data is based on 30,374,373 shares of our common stock issued and outstanding as of July 7, 2010.
(4)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Whitebox Hedged High Yield Partners, LP, exercises voting and dispositive power over the securities held by this selling securityholder.
(5)	Whitebox Hedged High Yield Partners, LP directly owns $3,352,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.

(6)	Whitebox Hedged High Yield Partners, LP directly owns (i) 465,500 shares of common stock, (ii) 158,710 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 147,340 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(7)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of IAM Mini-Fund 14 Limited, exercises voting and dispositive power over the securities held by this selling securityholder.
(8)	IAM Mini-Fund 14 Limited directly owns $860,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(9)	IAM Mini-Fund 14 Limited directly owns (i) 119,375 shares of common stock, (ii) 40,700 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 37,802 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(10)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Pandora Select Partners, LP, exercises voting and dispositive power over the securities held by this selling securityholder.
(11)	Pandora Select Partners, LP directly owns $1,540,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(12)	Pandora Select Partners, LP directly owns (i) 213,875 shares of common stock, (ii) 72,919 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 67,692 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(13)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Whitebox Special Opportunities Fund, LP—Series B, exercises voting and dispositive power over the securities held by this selling securityholder.
(14)	Whitebox Special Opportunities Fund, LP—Series B directly owns $453,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(15)	Whitebox Special Opportunities Fund, LP—Series B directly owns (i) 62,875 shares of common stock, (ii) 21,437 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 19,912 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(16)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Whitebox Combined Partners, LP, exercises voting and dispositive power over the securities held by this selling securityholder.
(17)	Whitebox Combined Partners, LP directly owns $10,120,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(18)	Whitebox Combined Partners, LP directly owns (i) 1,419,825 shares of common stock, (ii) 486,317 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 444,834 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). Whitebox Combined Partners, LP also directly owns $602,000 aggregate principal amount of the Company 5.25% Convertible Senior Notes due 2028, which are convertible into 26,461 shares of Company common stock upon certain conditions. In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(19)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Whitebox Convertible Arbitrage Partners, LP, exercises voting and dispositive power over the securities held by this selling securityholder.

(20)	Whitebox Convertible Arbitrage Partners, LP directly owns $3,777,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(21)	Whitebox Convertible Arbitrage Partners, LP directly owns (i) 524,500 shares of common stock, (ii) 178,826 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 166,021 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(22)	The address of this selling securityholder is c/o Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. Andrew J. Redleaf, who is the managing member of the general partner of Whitebox Intermarket Partners, LP, exercises voting and dispositive power over the securities held by this selling securityholder.
(23)	Whitebox Intermarket Partners, LP directly owns $151,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $20,253,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(24)	Whitebox Intermarket Partners, LP directly owns (i) 6,551 shares of common stock, and (ii) 6,637 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). In addition, it may be deemed to be the beneficial owner of 3,059,026 shares of common stock pursuant to the rules and regulations of the SEC.
(25)	The address of this selling securityholder is c/o Gates Capital Management, 1177 Avenue of Americas, 32nd Floor, New York, New York 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the general partner of Gates Capital Partners, L.P., which is the general partner of ECF Value Fund, L.P., and Jeffrey L. Gates exercises voting and dispositive power over the securities held by this selling securityholder.
(26)	ECF Value Fund, L.P. directly owns $8,003,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $15,751,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(27)	ECF Value Fund, L.P. directly owns (i) 1,111,500 shares of common stock, (ii) 378,962 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 351,779 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). ECF Value Fund, L.P. also directly owns $6,055,000 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2028, which are convertible into 266,153 shares of Company common stock upon certain conditions. In addition, it may be deemed to be the beneficial owner of 3,069,656 shares of common stock pursuant to the rules and regulations of the SEC.
(28)	The address of this selling securityholder is c/o Gates Capital Management, 1177 Avenue of Americas, 32nd Floor, New York, New York 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the general partner of Gates Capital Partners, L.P., which is the general partner of ECF Value Fund II, L.P., and Jeffrey L. Gates exercises voting and dispositive power over the securities held by this selling securityholder.
(29)	ECF Value Fund II, L.P. directly owns $5,051,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $15,751,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(30)	ECF Value Fund II, L.P. directly owns (i) 701,500 shares of common stock, (ii) 239,174 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 222,021 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). ECF Value Fund II, L.P. also directly owns $3,926,000 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2028, which are convertible into 172,571 shares of Company common stock upon certain conditions. In addition, it may be deemed to be the beneficial owner of 3,069,656 shares of common stock pursuant to the rules and regulations of the SEC.
(31)	The address of this selling securityholder is c/o Gates Capital Management, 1177 Avenue of Americas, 32nd Floor, New York, New York 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the investment manager of ECF Value Fund International, Ltd., and Jeffrey L. Gates exercises voting and dispositive power over the securities held by this selling securityholder.
(32)	ECF Value Fund International, Ltd. directly owns $2,697,000 aggregate principal amount of the notes and may be deemed to be the beneficial owner of $15,751,000 aggregate principal amount of the notes pursuant to the rules and regulations of the SEC.
(33)	ECF Value Fund International, Ltd. directly owns (i) 374,500 shares of common stock, (ii) 127,684 shares of common stock which may be issued as payment of the subsequent installments of the commitment fee, and (iii) 118,549 shares of common stock issuable upon conversion of the notes (without giving effect to the limitations on conversions discussed in footnote 1). ECF Value Fund International, Ltd. also directly owns $2,059,000 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2028, which are convertible into 90,505 shares of Company common stock upon certain conditions. In addition, it may be deemed to be the beneficial owner of 3,069,656 shares of common stock pursuant to the rules and regulations of the SEC.

PLAN OF DISTRIBUTION

The selling securityholders may offer and sell the notes from time to time at a stated, fixed price of 100% of the principal amount of the notes plus accrued and unpaid interest. If and when the notes are listed on a national securities exchange or quoted on an automated quotation system, the selling securityholders may offer and sell the notes at prevailing market prices or privately negotiated prices.

The shares of common stock and, if and when the notes are listed on a national securities exchange or quoted on an automated quotation system, the notes, offered by this prospectus may be sold by the selling securityholders or their transferees from time to time in:

•	transactions in the over-the-counter market, the New York Stock Exchange, or on one or more exchanges on which the securities may be listed or quoted at the time of sale;

•	negotiated transactions;

•	transactions otherwise than on the NYSE or exchanges;

•	underwritten offerings;

•	distributions to equity security holders, partners or other stockholders of the selling securityholders;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through a combination of these methods of sale.

The selling securityholders may sell the shares of common stock and, if and when the notes are listed on a national securities exchange or quoted on an automated quotation system, the notes, at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	any other method permitted by law.

The term “selling securityholder” includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling securityholders as a gift, pledge, stockholder distribution or other non-sale related transfer after the date of this prospectus.

In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other parties, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and deliver securities to close out short positions, or loan or pledge securities to broker-dealers or other parties that in turn may sell those securities. If the selling securityholders effects such transactions by selling securities to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the securities owned by them. If the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agent participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

The selling securityholders or their transferees may effect transactions by selling the securities in any of the following ways:

•	directly to purchasers; or

•	to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of securities as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

The selling securityholders and any other persons participating in the sale or distribution of the securities are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the securities by, the selling securityholders or any other such person. Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the securities.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of securities to be sold, the purchase price and public offering price, any new selling securityholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling securityholders may only sell the securities in those states through registered or licensed brokers or dealers. In addition, in some states the selling securityholders may not sell the securities unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the securities by the selling securityholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling securityholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling securityholders will not be able to effect transactions in the securities pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated balance sheets of Flotek as of December 31, 2009 and 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such reports given the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. The selling securityholders will pay all brokerage commissions, underwriting discounts and commissions, transfer taxes and other similar selling expenses, if any, associated with their sales of the securities. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$3,780
Printing and engraving expenses	5,000
Transfer agent and registrar fees	5,000
Accounting fees and expenses	7,000
Legal fees and expenses	5,000
Miscellaneous	3,000

Total	$28,780

Item 15.	Indemnification of Directors and Officers.

We are incorporated in the state of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to the limitations of Section 102(b)(7).

Furthermore, our Amended and Restated Certificate of Incorporation and Bylaws provide for (i) indemnification of our directors, officers and employees and agents (to the extent deemed appropriate by the board of directors) to the fullest extent permitted by applicable law; (ii) the right of our directors, officers, employees and agents to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition to the fullest extent authorized by applicable law; (iii) the payment or reimbursement of expenses incurred by a director or officer in connection with their appearance as a witness or other participation in a proceeding at a time when they are not a named defendant or respondent in the proceeding; and (iv) the purchase of insurance by us to protect us and any person who is or was serving as our director, officer, employee or agent.

We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 16.	Exhibits.

The exhibits listed on the Exhibit Index to this registration statement are hereby incorporated by reference.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs A(l)(i), (A)(1)(ii) and A(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a report filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness;

provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

FLOTEK INDUSTRIES, INC.

By:	/s/ JESSE E. NEYMAN
Jesse E. Neyman
Executive Vice President,
Finance and Strategic Planning

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

Signature	Title

/s/ JOHN W. CHISHOLM John W. Chisholm	Chairman of the Board and Interim President (Principal Executive Officer)

/s/ JESSE E. NEYMAN Jesse E. Neyman	Executive Vice President, Finance and Strategic Planning (Principal Financial and Principal Accounting Officer)

* Kenneth T. Hern	Director

* John Reiland	Director

* Richard O. Wilson	Director

*By:	/S/ JESSE E. NEYMAN
Jesse E. Neyman Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

FLOTEK INTERNATIONAL, INC. PETROVALVE, INC. TELEDRIFT COMPANY FLOTEK PAYMASTER, INC. MATERIAL TRANSLOGISTICS, INC. TURBECO, INC. USA PETROVALVE, INC.

By:	/s/ JOHN W. CHISHOLM
John W. Chisholm
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

In their capacities as officers and directors of each of the co-registrants named above:

Signature	Title

/s/ JOHN W. CHISHOLM John W. Chisholm	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JESSE E. NEYMAN Jesse E. Neyman	Chief Financial Officer and Director (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

FLOTEK ECUADOR INVESTMENTS, LLC FLOTEK ECUADOR MANAGEMENT, LLC

By:	/s/ JOHN W. CHISHOLM
John W. Chisholm
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

In their capacities as officers and managers of each of the co-registrants named above:

Signature	Title

/s/ John W. Chisholm John W. Chisholm	President, Chief Executive Officer and Manager (Principal Executive Officer)

/s/ Jesse E. Neyman Jesse E. Neyman	Chief Financial Officer and Manager (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

CESI MANUFACTURING, LLC SOONER ENERGY SERVICES, LLC

By:	/s/ JOHN W. CHISHOLM
John W. Chisholm
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

In their capacities as officers and managers of each of the co-registrants named above:

Signature	Title

/s/ John W. Chisholm John W. Chisholm	Chief Executive Officer and Manager (Principal Executive Officer)

/s/ Jesse E. Neyman Jesse E. Neyman	Chief Financial Officer and Manager (Principal Financial and Principal Accounting Officer)

* Todd Sanner	President

*By:	/s/ Jesse E. Neyman
Jesse E. Neyman Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

CESI CHEMICAL, INC. PADKO INTERNATIONAL INCORPORATED

By:	/s/ JOHN W. CHISHOLM
John W. Chisholm
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

In their capacities as officers and directors of each of the co-registrants named above:

Signature	Title

/s/ John W. Chisholm John W. Chisholm	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jesse E. Neyman Jesse E. Neyman	Chief Financial Officer and Director (Principal Financial and Principal Accounting Officer)

* Todd Sanner	President

*By:	/s/ Jesse E. Neyman
Jesse E. Neyman Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 22, 2010.

FLOTEK INDUSTRIES FZE

By:	/s/ JOHN W. CHISHOLM
John W. Chisholm
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on July 22, 2010.

In their capacities as officers and directors of each of the co-registrants named above:

Signature	Title

/s/ JOHN W. CHISHOLM John W. Chisholm	President and Director (Principal Executive Officer)

/s/ JESSE E. NEYMAN Jesse E. Neyman	Chief Financial Officer (Principal Financial and Principal Accounting Officer)

* Jamal Wehbeh	Director, Manager and Secretary

* Roger Padghman	Director

*By:	/S/ JESSE E. NEYMAN
Jesse E. Neyman Attorney-in-fact

EXHIBITS

Number	Exhibit Title

*1.1	Underwriting Agreement.

4.1	Amended and Restated Certificate of Incorporation of Flotek Industries, Inc., dated September 30, 2007 (incorporated by reference to Exhibit 3.1 to Flotek Industries, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Flotek Industries, Inc., dated November 9, 2009 (incorporated by reference to Exhibit 3.1 to Flotek Industries, Inc.’s Quarterly Repot on Form 10-Q filed on November 16, 2009).

4.3	Certificate of Designations for Series A Cumulative Convertible Preferred Stock, dated August 11, 2009 (incorporated by reference to Exhibit 3.1 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on August 17, 2009).

4.4	Bylaws of Flotek Industries, Inc. (incorporated by reference to Appendix F to Flotek Industries, Inc.’s Definitive Proxy Statement filed on September 27, 2001).

4.5	Indenture, dated as of March 31, 2010, among Flotek Industries, Inc., the Guarantors named therein and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

4.6	First Supplemental Indenture, dated as of March 31, 2010, among Flotek Industries, Inc., the Guarantors named therein and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

4.7	Form of 5.25% Convertible Senior Secured Note due 2028 (contained in Exhibit A to Exhibit 4.2 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

4.8	Registration Rights Agreement (Notes), dated as of March 31, 2010, among Flotek Industries, Inc. and the investors named therein (incorporated by reference to Exhibit 10.5 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

4.9	Registration Rights Agreement (Credit Agreement), dated as of March 31, 2010, among Flotek Industries, Inc. and the investors named therein (incorporated by reference to Exhibit 10.10 to Flotek Industries, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

**5.1	Opinion of Andrews Kurth LLP regarding legality of the securities being registered by Flotek Industries, Inc.

**5.2	Opinion of Crowe & Dunlevy, a Professional Corporation.

**5.3	Opinion of Ali Al Aidarous.

**12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

**23.1	Consent of UHY LLP.

**23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

**23.3	Consent of Crowe & Dunlevy, a Professional Corporation (included in Exhibit 5.2).

**23.4	Consent of Ali Al Aidarous (included in Exhibit 5.3).

***24.1	Powers of Attorney.

***25.1	Statement of Eligibility of the Trustee on Form T-1.

*	If an underwriting agreement is utilized, it will be filed by amendment or as an exhibit to a current report on Form 8-K filed at a later date in connection with a specific offering.
**	Filed herewith.
***	Previously filed.